UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) January 4, 2017 (December 29, 2016)

STEEL DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-21719	35-1929476
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7575 West Jefferson Blvd, Fort Wayne, Indiana 46804

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  260-969-3500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 29, 2016, Steel Dynamics, Inc. (the “Company”) terminated and discharged its remaining financial obligations with respect to its remaining outstanding 6 1/8% Senior Notes due 2019 (the “Notes”) and the portion of the related Indenture with respect to the Notes described in the following paragraph.

The Notes were part of an issue in the original principal amount of $400,000,000, pursuant to an Indenture dated as of August 16, 2012 (the “Indenture”), among the Company as Issuer, the Initial Subsidiary Guarantors, and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). As of December 29, 2016, and following the expiration of an offer to purchase the Notes initiated by the Company on November 29, 2016, pursuant to which Notes in the aggregate principal amounts of $266,345,000 were tendered, $133,655,000 aggregate principal amount of Notes remained outstanding.  These remaining Notes have been called for redemption on January 5, 2017 (the “Call Date”).

Pursuant to the Indenture, the Company had the right to elect to terminate and discharge its financial obligations under the Notes and under the Indenture with respect to the Notes by irrevocably depositing with the Trustee the aggregate principal amount of the Notes remaining outstanding, together with the stipulated call premium, and accrued and unpaid interest to the Call Date.  Accordingly, the Company on December 29, 2016 deposited the requisite cash in the amount of $140,932,440.50 with the Trustee under the terms of an Irrevocable Trust Agreement.  The Trustee will hold the cash in trust until the Call Date, at which time it will be paid to the Holders of the Notes in accordance with the requirements of the Indenture.

The Indenture remains outstanding and will continue to govern the Company’s obligations with respect to its outstanding $350,000,000 6 3/8% Senior Notes due 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

STEEL DYNAMICS, INC.

/s/Theresa E. Wagler
Date: January 4, 2017	By:	Theresa E. Wagler
	Title:	Executive Vice President and Chief
Financial Officer